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

                                                                                                                   Exhibit 12.1

                                              STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   (In Millions)





                                                     Predecessor Company                   Successor Company
                                     -----------------------------------------------------------------------------------------
                                                                               April 1,      September 18,       Pro Forma
                                                                               1995 to           1995           Year Ended
                                                 Year Ended March 31,        September 17,     March 31,         March 31,
                                       1992        1993      1994      1995      1995            1996               1996
                                      ------      ------    ------    ------    ------         ------             -------
                                      pounds      pounds    pounds    pounds    pounds         pounds              pounds

Fixed charges:
 Interest expense on debt              15.7       13.6      10.8     11.3       5.3            28.0                 67.0
                                       ====       ====      ====     ====      ====            ====                 ====
Earnings:
Consolidated net income                62.3       77.7      92.9     85.9      22.3            59.0                 58.0
 Extraordinary loss (gain)              0.0        0.0       0.0     20.0       0.0            (6.0)                (6.0)
 Consolidated provision for
    income taxes                       20.7       23.4      23.9     25.6       7.4            28.0                 31.0
 Discontinued operations, net           0.0        0.0      (2.1)    (1.3)      0.0             0.0                  2.0
 Fixed charges                         15.7       13.6      10.8     11.3       5.3            28.0                 67.0
                                       ----      -----     -----    -----     -----           -----                -----
                                       98.7      114.7     125.5    141.5      35.0           109.0                152.0
                                       ====      =====     =====    =====      ====           =====                =====

Ratio of earnings to fixed charges      6.3        8.4      11.6     12.5       6.6             3.9                  2.3
                                       ====      =====     =====    =====      ====           =====                =====

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